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                            ADVISORY AGREEMENT

              ADVISORY AGREEMENT (the "Agreement") dated as of the 1st day of April, 1996 by and among Prudential-Bache OptiMax Futures Fund, L.P., a Delaware limited partnership (the "Partnership"), Seaport Futures Management Inc., a Delaware corporation (the "General Partner") and Robert M. Tamiso, a sole proprietor (the "Advisor").

                           W I T N E S S E T H :
              WHEREAS, the Partnership has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forwards and options contracts. Physical commodities also may be traded from time to time. The foregoing commodities related transactions are collectively referred to as "Commodities"; and

              WHEREAS, pursuant to a Letter of Credit and Reimbursement Agreement between, inter alia, Citibank, N.A. (the "Bank") and the Partnership (the "Bank Agreement") which expired on March 31, 1996, the Partnership was a beneficiary under a letter of credit issued by the Bank in order to fund redemptions of its Class A limited partnership units (the "Units") in certain prescribed circumstances; and

              WHEREAS, the Bank Agreement required that the Partnership hold an amount equal to forty percent (40%) of its initial Class A Net Asset Value in reserve (the "Reserve Assets"); and

              WHEREAS, the General Partner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Partnership; and

              WHEREAS, the Partnership wishes to retain the Advisor as a commodity

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trading advisor to the Partnership to manage a portion of
the current amount of the Reserve Assets; and

              WHEREAS, the Advisor's present business includes the management of Commodities accounts for his clients; and

              WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended
("CE Act") and is a member of the National Futures Association ("NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

              WHEREAS, the Partnership and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services in connection with the conduct by the Partnership of its Commodities trading activities during the term of this Agreement;

              NOW, THEREFORE, the parties agree as follows:

         1.   Duties of the Advisor.

              (a) Appointment. The Partnership hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its attorney-in-fact to invest and reinvest in Commodities a portion of the Net Asset Value of the Partnership on the terms and conditions set forth herein, commencing on the date hereof. The Advisor's initial allocation shall be $ [
        ]. The precise definition of the term "Net Asset Value" shall be as defined in Exhibit A hereto. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. To this end, the Advisor (i) agrees to act as a commodity trading advisor retained by the General
Partner on behalf of the Partnership, and specifically, to exercise discretion with respect to that portion of the Net Asset Value of

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the Partnership which the General Partner has allocated to the Advisor's management above, and which the General Partner may allocate to the Advisor in the future, upon the terms and conditions, and for the purposes, set forth in this Agreement and (ii) shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the portion of the Partnership's Net
Asset Value allocated to him for the term of this Agreement pursuant to the trading methods, systems and strategies of his Interbank Currency System (the Advisor's "Trading Approach") as such trading approach is described in the Advisor's Disclosure Document dated December 1, 1995 attached hereto as Exhibit B (the "Disclosure Document"), receipt of which is hereby acknowledged, subject to the Partnership's trading policies and limitations as set forth in Exhibit C, attached hereto, as the same may be modified or amended and provided in writing to the Advisor from time to time (the Partnership's "Trading Policies and Limitations"). The General Partner and the Partnership acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Partnership.

              (b) Allocation of Responsibilities. The General Partner will have the responsibility for the management of the portion of the Partnership's Net Asset Value that is invested in United States Treasury bills or other investments approved by the Commodity Futures
Trading Commission ("CFTC") for the investment of "customer" funds or are held in cash. The Advisor will use his good faith best efforts in determining the investment and reinvestment in Commodities of that portion of the Partnership's Net Asset Value allocated to him in compliance with the Trading Policies and Limitations, and in accordance with his Trading Approach. In the event that the General Partner shall, in its sole discretion, deter-

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mine in good faith following consultation, if appropriate under the circumstances, with the Advisor that any trading instruction issued by the Advisor violates the Partnership's Trading Policies and Limitations, then the General Partner, following reasonable notice appropriate under the circumstances to the Advisor, may override such trading instruction. Nothing herein shall be construed to prevent the General Partner from imposing any limitation(s) on the trading activities of the Partnership beyond those enumerated in Exhibit C hereto if the General Partner determines that such limitation(s) are necessary or in the best interests of the Partnership, in which case the Advisor will adhere to such limitations following written notification thereof.

              (c) Modification of Trading Approach. In the event the Advisor wishes to use a trading method or strategy other than or in addition to the Trading Approach in connection with trading for the Partnership (including without limitation the deletion of an agreed upon trading method or strategy or the addition of a trading method or strategy in addition to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so unless he gives the General Partner prior written notice of his intention to utilize such different trading method or strategy, and the General Partner consents thereto. Failure of the General Partner to object to the Advisor's notice of any of the foregoing within ten (10) days' of the date of the Advisor's notice shall be deemed consent of the General Partner thereto.

              (d) Notification of Material Changes. The Advisor also agrees to give the Partnership prior written notice of any proposed material change in his Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Partnership) over the objection of the General Partner, it being understood that the Advisor shall be free to institute non-material changes in his Trading Approach (as applied to the Partner-

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ship) without prior written notification.  Without limiting the generality of the foregoing, refinements to the Advisor's Trading Approach, the addition or deletion of Commodities to or from the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the General Partner shall not be required therefor. The Advisor agrees that he will discuss with the General Partner upon request, subject to adequate assurances of confidentiality, any trading methods or strategies used by him for trading customer accounts which differ from the Trading Approach which he uses for the Partnership, provided, that nothing contained in this Agreement shall require the Advisor to disclose what he deems to be proprietary or confidential information concerning any such trading methods or strategies, including the Trading Approach.

              (e) Request for Information. The Advisor agrees to provide the Partnership with any reasonable information concerning the Advisor that the Partnership may reasonably request, subject to receipt of adequate assurances of confidentiality by the Partnership, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Partnership reasonably deems to be material to the Partnership; the Advisor also shall notify the Partnership of any such matters the Advisor, in his reasonable judgment, believes may be material to the Partnership relating to the Advisor and his Trading Approach.

              (f) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations he receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with

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the Advisor's instructions, the Advisor shall promptly notify the
Partnership of this fact, and shall utilize his reasonable best efforts to cause the error or discrepancy to be corrected.

              (g) Exculpation. The Advisor shall not be liable to the General Partner, its officers, directors, shareholders or employees, or any person who controls the General Partner, or the Partnership or its partners, or any of their respective successors or assigns under this Agreement, except by reason of the Advisor's acts or omissions in material breach of this Agreement or due to his misconduct or negligence or by reason of not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Partnership; it being understood that all purchases and sales of Commodities shall be for the account and risk of the Partnership, and the Advisor shall not incur any liability for trading profits or losses resulting therefrom.

         2.   Indemnification.
              (a) The Advisor and each employee of the Advisor shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claims (collectively "Losses") sustained by the Advisor (i) in connection with any matter relating to the Partnership's Registration Statement No. 33-36216 or final prospectus, dated November 5, 1990, (the "Prospectus") including all amendments and supplements thereto, as well as any matters relating to the Partnership prior to the effective date of this Agreement, (ii) in connection with any acts or omissions of the Advisor relating to its management of its allocable portion of the Partnership's Net Asset Value, and (iii) as a result of a material breach of this Agreement by the Partnership or the General Partner provided that, (A) such Losses were not the direct result of negligence, misconduct or a material breach of this Agreement on

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the part of the Advisor, (B) the Advisor and his employees acted (or omitted to act) in good faith and in a manner reasonably believed by it and them to be in the best interests of the Partnership and (C) any such indemnification by the Partnership will only be recoverable from the assets of the Partnership and/or the General Partner.

              (b) The Partnership shall be indemnified by the Advisor against any Losses sustained by the Partnership directly resulting from
(i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor or its employees or (ii) any action or omission to act of the Advisor or its employees that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Partnership.

              (c) No indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the indemnifying party does not in its good faith business judgment approve the amount of the settlement within thirty (30) days of its receipt of notice of the proposed settlement. Notwithstanding the foregoing, the indemnifying party shall, at all times, have the right to offer to settle any matter with the approval of the Indemnitee (which approval shall not be withheld unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its reasonable best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement. Any indemnification under this Section 2, unless ordered by a court, shall be made by the indemnifying party only as

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authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

              (d)  None of the provisions for indemnification in this
Section 2 shall be applicable with respect to default judgments or confessions of judgment entered into by an Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

              (e) In the event that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

              (f) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds in cases in which the Indemnitee is not entitled to indemnification pursuant to the preceding paragraph, and (iii) in the case of advancement of expenses, the Indemnitee receives a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

         3. Advisor Independence. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Partnership, the General Partner and each

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other commodity trading advisor that provides or may in the future provide commodity trading advisory services to the Partnership (the other Advisors and each such other commodity trading advisor being collectively referred to herein as the "Other Advisors"), and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Partnership, the General Partner or any Other Advisor in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Partnership, the General Partner or any Other Advisor, or in any way be responsible for the acts or omissions of any Other Advisor as long as he is acting independently of such Other Advisor. The parties acknowledge that the Advisor has not been an organizer or promoter of the Partnership.

         Nothing herein contained shall be deemed to require the Partnership to take any action contrary to its Agreement of Limited Partnership or Certificate of Limited Partnership, or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

         The Partnership and the General Partner acknowledge that the Advisor's Trading Approach is his confidential property. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of his Trading Approach. The Partnership and the General Partner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Partnership, except as, and to the extent that, it may be determined by the General Partner to be (i) necessary for the monitoring the business of the Partnership, including the performance of brokerage services by the Partnership's commodity broker(s), or (ii) expressly required by law or regulation.

         4. Commodity Broker. All Commodities trades for the account of the Partnership shall be made through such commodity broker or brokers as the General Partner directs pursuant to such procedures as are mutually agreed upon. The Advisor shall not have any

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authority or responsibility in selecting or supervising any broker for execution of Commodities trades of the Partnership or for negotiating commission rates to be charged therefor. The Advisor shall not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Partnership's Trading Policies and Limitations. At the present time it is contemplated that the Partnership will effect all Commodities trades through Prudential Securities Incorporated ("Prudential Securities"); provided, however, that the Advisor may execute transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the General Partner agree if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Partnership determines to utilize a broker or brokers other than Prudential Securities, it will consult with the Advisor prior to directing it to utilize such broker(s), and will not retain the services of such broker(s) over the reasonable objection of the Advisor.

         5. Fees. In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Partnership:

              (a) A management fee (the "Management Fee") of 1/6 of 1% (2% annualized) of the portion of the Partnership's Net Asset Value allocated to it as of the last day of each calendar month. For purposes of determining such Management Fee, any distributions and redemptions allocable to the Advisor made as of the last day of such month shall be added back to the Net Asset Value and there shall be no reduction for (i) the accrued Management Fee being calculated, or (ii) any fees due the Advisor under paragraph (c) below accrued as of the last day of such month or (iii) any reallocation of assets as of the last day of such month, or (iv) any accrued but unpaid extraordinary expenses. The Management Fee for any month

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in which the Advisor manages all or any portion of the Net
Asset Value of the Partnership allocated to it for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Net Asset Value allocated to the Advisor was under the Advisor's management as compared to the total number of days in such month.

              (b)  For the purposes of calculating incentive fees under
Section 5, only management and incentive fees paid to the Advisor shall be deducted from the Net Asset Value allocated to the Advisor, together with brokerage commissions attributable to the Advisor's trading activities, general administrative charges attributable to the pro rata portion of the Partnership's Net Asset Value allocated to the Advisor for trading, and extraordinary expenses, if any, directly attributable to the Advisor.

              (c) A quarterly incentive fee (the "Incentive Fee") of seventeen percent (17%) of New High Net Trading Profits (as hereinafter defined) achieved on the portion of the Partnership's Net Asset Value allocated to the Advisor. New High Net Trading Profits for the
Advisor shall be computed as of the close of trading on the last day of each calendar quarter. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits shall be computed as of June 30, 1996. New High Net Trading Profits shall be computed solely on the performance of the Advisor and shall not include or be affected by the performance of any Other Advisor.

         "New High Net Trading Profits" (for purposes of calculating the Advisor's Incentive Fee only) for each calendar quarter is defined as the excess (if any) of (A) the Net Asset Value of the Partnership allocated to the Advisor as of the last day of any calendar quarter, but before deduction of Incentive Fees payable for such quarter over (B) the Net
Asset Value of the Partnership allocated to the Advisor as of the last day of the most recent preceding

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calendar quarter for which an Incentive Fee was earned (or the date the Advisor commenced trading the Partnership's Net Asset Value, whichever date the Net Asset Value allocated to it was higher), after deduction of Management Fees and Incentive Fees paid or payable to the Advisor for such prior quarter. In computing New High
Net Trading Profits, the difference between (A) and (B) in the preceding sentence shall be (i) decreased by all interest earned on the portion of the Partnership's Net Asset Value allocated to the Advisor between the dates referred to in (A) and (B), and (ii) increased by (x) any distributions or redemptions allocable to the Advisor and paid or payable by the Partnership as of, or subsequent to, the date in (B) through the date in (A); as well as (y) losses (including losses incurred from the date of the last Incentive Fee paid or payable), if any, associated with redeemed Units allocable to the Advisor, and (iii) adjusted (either increased or decreased, as the case may be) to reflect any additional allocations or negative reallocations of the Partnership's Net Asset Value to or from the Advisor from the date in (B) to the last day of the calendar quarter as of which the current Incentive Fee calculation is made. For purposes of calculating the first Incentive Fee payable to the Advisor, the date referred to in (B) shall be the date of this Agreement. If there is a cumulative loss when a withdrawal is made from the assets allocated to the Advisor for any reason, such loss shall be reduced by the proportionate amount of the loss attributable to the monies being withdrawn.

         Management Fees and Incentive Fees shall be paid within ten (10) business days following the end of the period for which they are payable.

         If an Incentive Fee shall have been paid by the Partnership to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the portion of the Partnership's Net Asset Value under his management, the Advisor shall nevertheless be

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entitled to retain amounts previously paid to it in respect of New
High Net Trading Profits.

              (d) Neither the Advisor nor any of his employees shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Partnership carries an account for transactions executed in the Partnership's account.

         6.   Term and Termination.
              (a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on March 31, 1997. Thereafter, this Agreement shall be renewed automatically on the terms and conditions set forth herein for additional successive twelve (12) month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 6. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of Partnership's Net Asset Value away from the Advisor pursuant to Section 7 of this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

              (b) Automatic Termination. This Agreement shall terminate automatically in the event that the Partnership is terminated. This Agreement shall terminate automatically with respect to the Advisor, upon notice from the General Partner, without affecting the continuation of this Agreement with any Other Advisor in the event that the Advisor's allocable percentage of the Partnership's Net Asset Value at the close of trading on any business day is equal to or less than the Termination
Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the portion of the Partnership's Net Asset Value allocated to the Advisor's management on the date it commences Commodities trading activities for the

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Partnership, or the first day of any calendar year, whichever day the Net Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Partnership's Net Asset Value allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from other trading advisors, respectively. Each redemption and distribution of funds shall have the effect of reducing the Termination Amount by an amount equal to the portio of such redemption or distribution allocable to the Advisor. Reallocations of funds away from the Advisor shall reduce the Termination Amount dollar for dollar.

              (c) Optional Termination Right of Partnership. This Agreement may be terminated at any time in the sole discretion of the General Partner upon at least thirty (30) days' prior written notice to the Advisor. The General Partner will use its best efforts to cause any such termination to occur as of a month-end.

              (d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement (1) upon written notice to the General Partner at least thirty (30) days' prior to the end of each twelve (12) month term of this Agreement; and (2) upon thirty
(30) days' prior written notice to the General Partner in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Partnership that by reason of the Advisor's activities with respect to the Partnership, the Advisor is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) that the registration of the General Partner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) the General Partner imposes additional trading limitation(s) pursuant to Section

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1 of this Agreement which the Advisor does not agree
to follow in his management of the Partnership's Net Asset Value or the General Partner overrides a trading instruction of the Advisor; (iv) if the Net Asset Value allocated to the Advisor decreases, for any reason, to less than $1,000,000; (v) the General
Partner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Partnership assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Partnership or the General Partner; or (vii) other good cause is shown and the written consent of the General Partner is obtained (which shall not be withheld unreasonably).

              (e) In the event that this Agreement is terminated pursuant to subparagraphs (b), (c) or (d) of this Section 6, the Advisor shall be entitled to, and the Partnership shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (A) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had his portion of the Partnership's Net Asset Value under management, and (B) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination of this Agreement shall survive this Agreement until satisfied.

         7. Reallocation of Funds. The General Partner may, at any month-end, in its sole discretion, upon at least thirty (30) days' prior written notice, reallocate a portion of the Partnership's Net Asset Value then allocated to the Advisor's management away from the Advisor.

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         8.   Liquidation of Positions.
              The Advisor agrees to liquidate open positions in the amount that the General Partner informs the Advisor, in writing via telecopy or other equivalent means, that the General Partner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 6 or 7, respectively, or (ii) fund his pro rata share of any redemption, distribution or Partnership expense. The General Partner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The General Partner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days' prior notice. In the event that losses incurred by the Advisor exceed the assets allocated to the Advisor, the General Partner will withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

         9.   Other Accounts of the Advisor.

              (a) Subject to paragraph (b) of this Section 9, the Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Partnership for such other accounts so long as the Advisor's ability to carry out his obligations and duties to the Partnership pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor and his employees, as applicable, also will be permitted to trade in Commodities for their own accounts, so long as the Advisor's ability to carry out his obligations and duties to the Partnership is not materially impaired thereby.

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              (b)  Furthermore, so long as the Advisor is performing
services for the Partnership, he agrees that he will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Advisor having to modify materially his agreed upon Trading Approach being used for the Partnership in a manner which might reasonably be expected to have a material adverse effect on the Partnership (without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits).

              (c) The Advisor agrees, in his management of accounts other than the account of the Partnership, that he will not knowingly or deliberately favor any other account managed or controlled by him or any of his employees or affiliates (in whole or in part) over the Partnership. The preceding sentence shall not be interpreted to preclude
(i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof, which is undertaken by the Advisor in good faith in order to accommodate additional accounts. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the General Partner with an explanation of the differences, if any, in performance between the Partnership and any other similar account pursuant to the same Trading Approach for which the Advisor or any of his affiliates acts as a commodity trading advisor (in whole or in part).

              (d) Upon reasonable notice from the General Partner, the Advisor shall permit the General Partner to review at the Advisor's offices during normal business hours such

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trading records as he reasonably may request for the purpose of confirming that the Partnership has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the General Partner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of his clients, all trading records of the Advisor as it reasonably may request related to such other accounts during normal business hours. The Advisor may, in his discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Partnership and the General Partner shall keep all such information obtained by it from the Advisor confidential.

         10. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that he may be required to aggregate the Partnership's Commodities positions with the positions of any other accounts he owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the General Partner if the Partnership's positions are included in an aggregate amount which equals or exceeds one hundred percent (100%) of the applicable speculative limit. The Advisor agrees that, if his trading recommendations pursuant to his agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify his trading instructions to the Partnership and his other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts he manages, including the Partnership, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that his Trading Approach for the management of the Partnership's account can be implemented for the benefit of the Partnership notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

         11.  Redemptions, Distributions and Reallocations.

              (a) The General Partner agrees to give the Advisor at least three (3) days' prior notice of any proposed redemptions, distributions or reallocations.

              (b) Redemptions and distributions shall be charged against the various Partnership accounts managed by its trading advisors, including the Advisor, in such proportions as the General Partner, in its discretion, determines to be in the Partnership's best interests.

         12. Brokerage Confirmations and Reports. The General Partner will instruct the Partnership's commodity broker or brokers to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Partnership's assets under the management of the Advisor. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that except as provided in Section 1(f) hereof, the Advisor shall not be responsible for any brokerage errors. The General Partner also will furnish the Advisor with a copy of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the limited partners, the Securities and Exchange Commission ("SEC"), the CFTC and the NFA. The Advisor shall, at the General Partner's request, provide the General Partner with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by the Partnership's commodity broker regarding the Partnership, and in the Advisor's possession or control, as the General Partner deems appropriate, if the General
Partner cannot obtain such copies on its own behalf. Upon request, the General Partner will provide the Advisor with accurate information with respect to the Partnership's then current Net Asset Value and Net Asset Value per Unit.

         13. The Advisor's Representations and Warranties. The Advisor represents and warrants that:

              (a) He has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

              (b) He will not by entering into this Agreement and by acting as a commodity trading advisor to the Partnership, (i) be required to take any action contrary to any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which he is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect his ability to perform his duties under this Agreement;

              (c) He is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and he will maintain and renew such registration and membership during the term of this Agreement;

              (d) A copy of his most recent Commodity Trading Advisor Disclosure Document, as required by Part 4 of the CFTC's regulations, has been provided to the Partnership in the form of Exhibit B hereto and, except as disclosed in such Disclosure Document, all information in such Disclosure Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the

CE Act including the rules and regulations thereunder;

              (e) The amount of Partnership assets to be allocated to the Advisor should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter his Trading Approach to a degree which would be expected to have a material adverse effect on the Partnership;

              (f) Neither the Advisor nor his employees, agents, or affiliates, nor any of his or their respective successors or assigns:
(i) shall knowingly or deliberately use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the limited partners of the Partnership;
nor (ii) shall solicit any person he or they know is a limited partner of the Partnership for the purpose of soliciting commodity business from such limited partner, unless such limited partner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i);

              (g) This Agreement has been duly and validly executed and delivered and is a valid and binding agreement, enforceable against it in accordance with its terms;

              (h) Robert M. Tamiso devotes, and will continue to devote during the term of this Agreement, such portion of his time to the trading activities of, and the conduct of the business of, the Advisor as he shall reasonably believe is necessary and appropriate; and

              (i) There is no pending, or to the best of his knowledge, threatened or contemplated action, suit or proceeding before any court or arbitration panel, or before or by any governmental, administrative or self-regulatory body, to which he or his employees or affiliates is a party, or to which any of his assets is subject, which might reasonably be expected to result in any material adverse change in the condition of the Advisor (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of the Advisor's assets or which reasonably might be expected to (A) materially impair the Advisor's ability to discharge his obligations to the Partnership, or (B) result in a matter which would require disclosure in his Disclosure Document which has not been so disclosed; and the Advisor has not received any notice of an investigation by (i) the NFA regarding noncompliance with NFA rules or the CE Act, (ii) the CFTC regarding noncompliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding noncompliance with the rules of such exchange, which investigation reasonably might be expected to
(1) materially impair his ability to discharge his obligations to the Partnership, or (2) result in a matter which would require disclosure in his Disclosure Document which has not been so disclosed.

         The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Advisor promptly will notify the Partnership in writing thereof.

         14. The General Partner's Representations and Warranties. The General Partner represents and warrants on behalf of the Partnership and itself that:

              (a) It has full corporate capacity and authority to enter into this Agreement;

              (b) It will not, by acting as general partner to the Partnership or by entering into this Agreement, (i) be required to take any action contrary to its incorporating documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule, regulation, to which it or the

Partnership is a party or by which it or the Partnership is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over the Partnership or the General Partner, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Partnership's duties under this Agreement;

              (c) The Partnership and the General Partner have obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to act as described in the Partnership's Registration Statement and Prospectus, including, without limitation, registration as a commodity pool operator under the CE Act and membership as a commodity pool operator in the NFA. The General Partner will maintain and renew the foregoing registrations, licenses, memberships and approvals, as appropriate, during the term of this Agreement;

              (d) The Partnership and the General Partner have complied, and will continue to comply, with all laws, rules and regulations having application to its or their business, including rules and regulations promulgated by the CFTC and NFA, the violation of which would materially and adversely affect the business, financial condition or earnings of the Partnership or the General Partner; and there are no actions, suits or proceedings pending or, to the best of the knowledge of the Partnership or the General Partner, threatened against it or them, at law or in equity or before or by any federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, or by any commodity or security exchange worldwide in which an adverse decision would materially and adversely affect the ability of the Partnership or the General Partner to comply with, and perform their obligations under, this Agreement;

              (e) This Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

              (f) On the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Partnership, a duly formed and validly existing limited partnership, and (ii) in the case of the General Partner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement; and

              (g) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the valid authorization, issuance, offer and sale of the Partnership's Units were obtained, and, to the best of its knowledge, after due inquiry no order preventing or suspending the use of the Prospectus with respect to the Units was issued by the SEC, the CFTC or the NFA. The Partnership's Registration Statement and Prospectus contained all statements which were required to be made therein, conformed in all material respects with the requirements of the Securities Act of 1933, as amended and the CE Act, and the rules and regulations of the SEC and the CFTC, respectively, thereunder, and with the rules of the NFA, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the General Partner, the Partnership or to Prudential Securities by or on behalf of the trading advisors referenced in the Registration Statement or Prospectus, including, without limitation, all references to those trading advisors and their affiliates, controlling persons, shareholders, directors, officers and employees, as well as to each such trading advisor's trading approach and past performance history.

              (h) The Partnership's offering of its Units has terminated and there are not currently, and will not be in the future, any offering materials in use by the Partnership or the General Partner in connection with the offer or sale of Units in the Partnership.

         The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner promptly will notify the Advisor in writing.

         15. Assignment. This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

         16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Units.

         17. Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

         18. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the General Partner:             If to the Partnership:
Seaport Futures Management Inc.   Prudential-Bache OptiMax
One New York Plaza, 13th floor           Futures Fund, L.P.
New York, New York 10292-2585     c/o Seaport Futures Management Inc.
Attention:  James M. Kelso        One New York Plaza, 13th floor
Facsimile:  (212) 778-7867             New York, New York 10292-2585
                                  Attention:  James M. Kelso
                                  Facsimile:  (212) 778-7867

and in either case with a copy to:

Rosenman & Colin LLP         and  Prudential Securities Incorporated
575 Madison Avenue                One New York Plaza, 13th Floor
New York, New York 10022          New York, New York 10292-2585
Attention:  Fred M. Santo, Esq.   Attention:  James M. Kelso
Facsimile:  (212) 940-7079        Facsimile:  (212) 778-7867

If to the Advisor:                with a copy to:

Robert M. Tamiso                  Timothy Gilbert, Esq.
545 Madison Avenue                Warshaw, Burstein, et. al.
New York, New York 10022          555 Fifth Avenue
Attention:  Robert M. Tamiso      New York, New York 10017
Facsimile:  (212) 421-6654        Facsimile: (212) 972-9150


         19. Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

         20. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

         21. Disclosure Document Modifications. The Advisor shall promptly furnish the General Partner with a copy of all modifications to his Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the General Partner, the General Partner will provide the Advisor with an acknowledgement of receipt thereof.

         22. Promotional Literature. The parties agree that prior to using any literature in which reference to the other parties hereto is made, they shall furnish a copy of such information to the other parties and will not make use of any literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

         23. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

         24. Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

         25. Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

              IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

PRUDENTIAL-BACHE OPTIMAX          SEAPORT FUTURES MANAGEMENT INC.
   FUTURES FUND, L.P.

By: SEAPORT FUTURES
    MANAGEMENT INC.,                    By: /s/ James M. Kelso
Its: General Partner                       ---------------------------
                                           James M. Kelso, President

By: /s/ James M. Kelso
   --------------------------------
   James M. Kelso, President

/s/ Robert M. Tamiso
- - -----------------------------------
Robert M. Tamiso


                               -28-
PAGE

                                    EXHIBIT "A"

         "Net Asset Value" means the total assets, including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Partnership, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

              (a) Net Asset Value shall include any unrealized profit or loss on open Commodities Positions, and any other credit or debit accruing to the Partnership but unpaid or not received by the Partnerships.

              (b) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into by the Partnership shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The General Partner may in its discretion value any assets of the Partnership pursuant to such other principles as it may deem fair and equitable.

              (c) Interest earned on the Partnership's commodity brokerage account shall be accrued at least monthly; and

              (d)  The amount of any distribution made pursuant to
         Article VIII of the Partnership's Partnership Agreement shall be a liability of the Partnership from the day when the distribution is declared until it is paid.

                               -29-
PAGE

                             EXHIBIT "B"

                          DISCLOSURE DOCUMENT
                                  OF
                           ROBERT M. TAMISO
                     AS COMMODITY TRADING ADVISOR

Robert M. Tamiso
545 Madison Avenue
New York, New York 10022
(212) 223-4500


      THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS TRADING PROGRAM NOR HAS
      THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY
                                   OF
                       THIS DISCLOSURE DOCUMENT

        THE DATE OF THIS DISCLOSURE DOCUMENT IS DECEMBER 1, 1995

      THE DELIVERY OF THIS DISCLOSURE DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF
    ANY TIME SUBSEQUENT TO THE DATE SHOWN ABOVE

                       RISK DISCLOSURE STATEMENT

          THE RISK OF LOSS IN TRADING COMMODITIES CAN BE SUBSTANTIAL. YOU SHOULD THEREFORE CAREFULLY CONSIDER WHETHER SUCH TRADING IS SUITABLE FOR YOU IN LIGHT OF YOUR FINANCIAL CONDITION. IN CONSIDERING WHETHER
TO TRADE OR TO AUTHORIZE SOMEONE ELSE TO TRADE FOR YOU, YOU SHOULD BE AWARE OF THE FOLLOWING:

               IF YOU PURCHASE A COMMODITY OPTION, YOU MAY SUSTAIN A TOTAL LOSS OF THE PREMIUM AND OF ALL TRANSACTION COSTS.

               IF YOU PURCHASE OR SELL A COMMODITY FUTURE OR SELL A COMMODITY OPTION, YOU MAY SUSTAIN A TOTAL LOSS OF THE INITIAL MARGIN FUNDS AND ANY ADDITIONAL FUNDS THAT YOU DEPOSIT WITH YOUR BROKER TO ESTABLISH OR MAINTAIN YOUR POSITION. IF THE MARKET MOVES AGAINST
YOUR POSITION, YOU MAY BE CALLED UPON BY YOUR BROKER TO DEPOSIT A SUBSTANTIAL AMOUNT OF ADDITIONAL MARGIN FUNDS, ON SHORT NOTICE, IN
ORDER TO MAINTAIN YOUR POSITION. IF YOU DO NOT PROVIDE THE REQUIRED FUNDS WITHIN THE PRESCRIBED TIME, YOUR POSITION MAY BE LIQUIDATED AT
A LOSS, AND YOU WILL BE LIABLE FOR ANY RESULTING DEFICIT IN YOUR ACCOUNT.

               UNDER CERTAIN MARKET CONDITIONS, YOU MAY FIND IT
DIFFICULT OR IMPOSSIBLE TO LIQUIDATE A POSITION.  THIS CAN OCCUR,
FOR EXAMPLE, WHEN THE MARKET MAKES A "LIMIT MOVE.

               THE PLACEMENT OF CONTINGENT ORDERS BY YOU OR YOUR TRADING ADVISOR, SUCH AS A "STOP-LOSS" OR "STOP-LIMIT" ORDER, WILL NOT NECESSARILY LIMIT YOUR LOSSES TO THE INTENDED AMOUNTS, SINCE MARKET CONDITIONS MAY MAKE IT IMPOSSIBLE TO EXECUTE SUCH ORDERS.

               A "SPREAD" POSITION MAY NOT BE LESS RISKY THAN A
SIMPLE "LONG" OR "SHORT" POSITION.

               THE HIGH DEGREE OF LEVERAGE THAT IS OFTEN OBTAINABLE IN COMMODITY TRADING CAN WORK AGAINST YOU AS WELL AS FOR YOU. THE USE OF LEVERAGE CAN LEAD TO LARGE LOSSES AS WELL AS GAINS.

               IN SOME CASES, MANAGED COMMODITY ACCOUNTS ARE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT AND ADVISORY FEES. IT MAY BE NECESSARY FOR

THOSE ACCOUNTS THAT ARE SUBJECT TO THESE CHARGES TO
MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION
OF THEIR ASSETS.  THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE
DESCRIPTION, AT PAGE 12, OF EACH FEE TO BE CHARGED TO YOUR ACCOUNT BY THE COMMODITY TRADING ADVISOR.

               THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ASPECTS OF THE COMMODITY MARKETS. YOU SHOULD THEREFORE CAREFULLY STUDY THIS DISCLOSURE DOCUMENT AND COMMODITY TRADING BEFORE YOU TRADE, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 4.

               YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED. BEFORE YOU TRADE YOU SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO YOUR PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE FIRM WITH WHICH YOU INTEND TO TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN
BOTH YOUR LOCAL AND OTHER RELEVANT JURISDICTIONS.

               THIS COMMODITY TRADING ADVISOR IS PROHIBITED BY LAW FROM ACCEPTING FUNDS IN THE TRADING ADVISOR'S NAME FROM A CLIENT FOR TRADING COMMODITY INTERESTS. YOU MUST PLACE ALL FUNDS FOR TRADING IN THIS TRADING PROGRAM DIRECTLY WITH A FUTURES COMMISSION MERCHANT.

                    Long Term Volatility Program

Robert M. Tamiso: CTA/Trader

These tables have been calculated on an accrual basis of accounting in accordance with generally accepted accounting principles

Capsule Performance of the Offered Program
Percentage rate of return*                                         Month
(computed on a compounded monthly basis)     Year-to-date     1994     1993     1992   1991   1990
- - --------------------------------------------------------------------------------------------------
January                                        -2.38%        -1.05%     --       --     --     --
February                                        5.13%        -8.48%    -1.05%    --     --     --
March                                           5.58%         4.58%    -1.80%    --     --     --
April                                           2.87%        -4.20%     2.16%    --     --     --
May                                            -3.16%        10.33%    -1.96%    --     --     --
June                                            2.45%        -1.16%     3.99%    --     --     --
July                                           -4.13%        -3.50%    12.58%    --     --     --
August                                         -8.75%        -2.21%    -3.22%    --     --     --
September                                       1.30%        -5.75%    -6.33%    --     --     --
October                                         0.38%         2.10%     7.51%    --     --     --
November                                         --           3.08%     0.46%    --     --     --
December                                         --          -5.83%     9.75%    --     --     --
Year                                           -1.62%        -2.13%    25.04%    --     --     --

*"Percentage rate of return" for the relevant period is computed by dividing Net Performance by the beginning Net Asset Value.

Additional Information
CTA has traded for customers since: 1983             Total Asset under Management: $38.0 million
Start of Program: February 1993                      Total Asset in Program: $4.3 million
Profitable accounts closed: None                     Worst Monthly percentage Draw-down: -8.77 August 1995
Unprofitable accounts closed: None                   Worst Peak-to-Valley Draw-down: -14.06 April-August 1995
Number of accounts in program: 3                     *"Draw-down" means losses experienced by the pool
                                                       over a Specified period

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                    Interbank Currency Program

Robert M. Tamiso: CTA/Trader

These tables have been calculated on an accrual basis of accounting in accordance with generally accepted accounting principles

Capsule Performance of the Offered Program
Percentage rate of return*                                         Month
(computed on a compounded monthly basis)     Year-to-date     1994     1993     1992      1991   1990
- - ---------------------------------------------------------------------------------------------------
January                                         1.12%         6.58%    -9.26%    2.65%     --     --
February                                       10.38%         2.14%     8.78%   -0.79%     --     --
March                                          12.82%         2.75%     8.87%    1.72%     --     --
April                                           1.83%        -8.37%     9.11%   -0.66%     --     --
May                                            -5.87%         2.94%     1.29%    4.55%     --     --
June                                           -2.60%        -3.64%     2.88%    9.43%     --     --
July                                            4.74%        -6.99%    -1.08%    7.69%     --     --
August                                         18.67%        -6.96%     0.79%   12.69%    -0.08%  --
September                                       2.62%         3.89%     5.03%   -0.01%    -0.12%  --
October                                         1.20%         5.08%    -3.65%   -0.10%    -0.30%  --
November                                         --           1.25%    -5.26%   -0.05%    -0.52%  --
December                                         --           3.38%     1.57%   -4.14%     5.10%  --
Year                                           51.77%         0.52%    18.63%   36.60%     4.04%  --

*"Percentage rate of return" for the relevant period is computed by dividing Net Performance by the beginning Net Asset Value.

Additional Information
CTA has traded for customers since: 1993             Total Asset under Management: $38.0 million
Start of Program: August 1991                        Total Asset in Program: $25.5 million
Profitable accounts closed: One                      Worst Monthly percentage Draw-down: -10.82 July 1994
Unprofitable accounts closed: None                   Worst Peak-to-Valley Draw-down: -25.43 March-August 1994
Number of accounts in program: 12                    *"Draw-down" means losses experienced by the pool
                                                       over a Specified perid

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                    Commodity Allocation Program

Robert M. Tamiso: CTA/Trader

These tables have been calculated on an accrual basis of accounting in accordance with generally accepted accounting principles

Capsule Performance of the Offered Program
Percentage rate of return*                                         Month
(computed on a compounded monthly basis)     Year-to-date     1994     1993     1992   1991   1990
- - --------------------------------------------------------------------------------------------------
January                                         1.67%         --        --       --     --     --
February                                       -2.06%         --        --       --     --     --
March                                          -2.78%         --        --       --     --     --
April                                           1.96%         --        --       --     --     --
May                                            -3.18%         --        --       --     --     --
June                                            1.57%         --        --       --     --     --
July                                           -2.75%         --        --       --     --     --
August                                         -9.45%        -1.91%     --       --     --     --
September                                      -0.02%         0.53%     --       --     --     --
October                                         0.00%        -2.35%     --       --     --     --
November                                         --           6.21%     --       --     --     --
December                                         --          -6.24%     --       --     --     --
Year                                          -14.54%        -4.11%     --       --     --     --

*"Percentage rate of return" for the relevant period is computed by dividing Net Performance by the beginning Net Asset Value.

Additional Information
CTA has traded for customers since: 1983             Total Asset under Management: $38.0 million
Start of Program: August 1994                        Total Asset in Program: $1.0 million
Profitable accounts closed: None                     Worst Monthly percentage Draw-down: -9.45 August 1995
Unprofitable accounts closed: One                    Worst Peak-to-Valley Draw-down: -19.94 November 1994-October 1995
Number of accounts in program: 1                     *"Draw-down" means losses experienced by the pool
                                                       over a Specified perid

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                    Global Diversified Program

Robert M. Tamiso: CTA/Trader

These tables have been calculated on an accrual basis of accounting in accordance with generally accepted accounting principles

Capsule Performance of the Offered Program
Percentage rate of return*                                         Month
(computed on a compounded monthly basis)     Year-to-date     1994     1993     1992       1991      1990
- - ------------------------------------------------------------------------------------------------------------
January                                         -0.27%        1.24%    -14.55%  -6.39%     -0.31%    14.91%
February                                         6.78%       -4.60%     -2.13%  -2.17%     -0.24%     5.74%
March                                           11.09%        5.12%      0.48%  -0.13%      1.87%     7.92%
April                                            2.56%       -9.64%      7.85%   0.66%     -6.04%    13.37%
May                                             -6.26%       10.81%     -0.93%  -2.78%      3.78%   -18.84%
June                                             1.36%       -3.23%      5.89%   9.02%     -0.56%     7.44%
July                                             0.32%       -7.56%      4.39%  18.41%    -11.51%    12.25%
August                                           5.07%       -7.04%      0.44%  -0.99%      0.04%    12.68%
September                                        2.87%        6.45%      4.37%  -5.10%      2.52%     0.15%
October                                         -0.42%        1.23%     -9.20%   1.88%      9.08%    -0.11%
November                                         --           6.29%      4.96%   4.44%     -7.57%     1.90%
December                                         --          -5.59%      9.72%   0.66%     14.86%    -2.08%
Year                                            24.99%       -8.58%      8.80%  16.27%      3.26%    63.69%

*"Percentage rate of return" for the relevant period is computed by dividing Net Performance by the beginning Net Asset Value.

Additional Information
CTA has traded for customers since: 1983             Total Asset under Management: $38.0 million
Start of Program: January 1983                       Total Asset in Program: $13.0 million
Profitable accounts closed: None                     Worst Monthly percentage Draw-down: -27.29 May 1990
Unprofitable accounts closed: None                   Worst Peak-to-Valley Draw-down: -27.29 May 1990
Number of accounts in program: 2                     *"Draw-down" means losses experienced by the pool
                                                       over a Specified perid

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                          TABLE OF CONTENTS

CERTAIN INFORMATION REQUIRED BY THE
COMMODITY FUTURES TRADING COMMISSION . . . . . . . . . . . . . . .   1

     The Trading Advisor . . . . . . . . . . . . . . . . . . . . .   1

     Identification of Certain Persons . . . . . . . . . . . . . .   2

     The Trading Programs. . . . . . . . . . . . . . . . . . . . .   2

     Principal Risk Factors. . . . . . . . . . . . . .  . . . . . .  4

     Conflicts of Interest . . . . . . . . . . . . . . . . . . . .  10

     Trading Performance . . . . . . . . . . . . . . . . . . . . .  12

     Investment Requirements and Fees. . . . . . . . . . . . . . .  12

                                 CERTAIN INFORMATION
                              REQUIRED BY THE COMMODITY
                              FUTURES TRADING COMMISSION

(1) The Trading Advisor. The Trading Advisor is Robert M. Tamiso, a sole proprietor. The main business address and main business telephone number of Mr. Tamiso is 545 Madison Avenue, New York, New York 10022; Tel. No. (212) 223-4500.

(2) Use of Disclosure Document. The Trading Advisor first intends to use this Disclosure Document on December 1, 1995.

The Trading Advisor

          Robert M. Tamiso, a sole proprietor, is registered with the Commodity Futures Trading Commission ("CFTC") as a commodity trading advisor (as of January 7, 1989) and as commodity pool operator (as of August 9, 1983). Mr. Tamiso is a member of the National Futures Association. Mr. Tamiso maintains his office at 545 Madison Avenue, New York, New York 10022 (212/223-4500).

          Mr. Tamiso has been in the securities business for approximately thirty-five years. During this period, he has been primarily engaged in security analysis, investment banking, administration, account management and trading in securities and commodities.

          Mr. Tamiso is a Senior Member of the New York Society of Security Analysts, a Chartered Financial Analyst (CFA) and a member of the Association for Investment Management and Research (AIMR).
Since June 1979, Mr. Tamiso has been self-employed primarily in futures fund management and has been active for his own account in commodity and securities trading.

          Mr. Tamiso is the general partner and commodity trading advisor to Lexford Partners and Camelon Partners, each a commodity pool organized to trade securities, commodities and currencies. Mr. Tamiso is the general partner of Kintyre Partners, a limited partnership which limits its activities solely to trading in the inter-bank currency markets. He is also the commodity trading advisor from time to time for other managed accounts. Lexford Partners was organized in 1981 (registration with the CFTC as a commodity pool effective August 9, 1983) and Camelon Partners was organized in 1989 (registration with the CFTC as a commodity pool effective January 7, 1989). The performance records attached hereto as an Exhibit include the performance of these commodity pools, Kintyre Partners and the managed accounts of Mr. Tamiso grouped by the trading programs or program in which they participate.

          Mr. Tamiso has traded and intends to continue to trade in commodity interests for his own personal account. To the extent that Mr. Tamiso trades commodity interests for his own account, Clients will be permitted to inspect the records of such commodity trades as well as any written policies pertaining to such trading.

          There have been no material administrative, civil or criminal actions, whether pending or concluded, against Mr. Tamiso within the five years preceding the date of this Disclosure Document.

Identification of Certain Persons

          There are no other principals engaged by Mr. Tamiso in his business.

          Clients are free to choose the futures commission merchant through which their accounts will be maintained.

          Clients are also free to choose the introducing broker through which their accounts will be maintained.

The Trading Programs

          Trading decisions involving each program will be made by Mr. Tamiso primarily on the basis of various technical factors. Technical factors include, among other things, price trend analyses and systematic trading methods, certain of which have been tested historically by Mr. Tamiso and may be used, in part, in his personal trading activities.
The principal systematic trading method used by Mr. Tamiso is price trend following. In the trend-following approach, trading instructions are not based on fundamental factors which may influence the anticipated supply and demand of the physical commodity. Instead, purchases or sales are made when prices appear to depict a particular price trend. Positions are offset when price trends or market conditions change, or appear to hold a high probability of changing.

          Fundamental factors may be used by Mr. Tamiso. Fundamental factors include, among other things, not only personal knowledge obtained by Mr. Tamiso, but also publicly available reports and analyses published by listed and over-the-counter public companies, broker-dealers, research analysts, investment advisors and the general press. Mr. Tamiso may also utilize price chart services and other entities for the furnishing of information.

     The various trading programs employed by Mr. Tamiso have certain common properties based on Mr. Tamiso's history of analysis. The uniqueness of a particular trading program generally has to do either with the commodities selected for trading or the handling of risk management techniques. There is a consistency in the approach to construction and implementing every trading program. The most important areas are as follows.

     1. Statistically based investment analysis. Time series of prices (usually closing prices) are gathered for varying periods of the past. They are then subjected to a series of tests which indicate the pattern of returns, the variability of those returns over time, and the risk in both dollar terms and percent terms to a portfolio during periods of declining returns. Irrespective of the objective of the research, there is a commonality of the investigative methodology.

     2. Risk management analysis. All trading programs are subjected to standard battery of analyses to determine risk and potential. These techniques are standard deviation of monthly returns, individual trade analysis for average wins, average losses, and average profitability per trade. In addition, varying calendar period analysis is done to show yearly performance in order to gauge continuity, sharpe ratios (reward to risk measurements), drawdowns of monthly returns, and sustainability of a trend of returns. These analyses are performed on portfolio as well as on individual commodities.

     3. Diversification. As many different commodities as seem appropriate are included in a trading program in order to attempt to eliminate systematic risk . The search is for noncorrelation and negative correlation among the components of a system. Diversification is considered one of the keystones in trading program development. However, there are no specific restrictions imposed by any trading program on the amount of the program's assets which may be deposited as margin for a commodity interest or group of commodity interests.

     4. Trade Implementation. All trading programs are traded once a day. Different times of the day are used for different trading programs. Position management is based on a fixed dollar risk at entry, a trailing stop loss is used based on time, and volatility of the underlying commodity price to determine the riskiness of a position.

          The trading programs presently employed by Mr. Tamiso are described below:

     Global Diversified - This program is a combination of trading systems developed by Mr. Tamiso. Lexford Partners and Camelon Partners are the primary participants in this program. Whenever a new system is developed and it is deemed appropriate, a portion of the funds managed globally by Mr. Tamiso will be devoted to the new system.

     Interbank Currency - This program consists of trading of a geographically diversified group of non-exchange traded currencies crossed against each other. Only non-exchange traded currencies and currency options are traded in this program. The program is technically based using proprietary methods to determine price direction, position management and risk control. Kintyre Partners is a significant participant in this program.

     Long Term Volatility - This program looks at long term price trends of up to one year on a diversified portfolio of futures contracts. Through a unique way of linking prices to produce a continuous return stream, long term price trends are estimated. These trends are then adjusted for the riskiness of their returns over time. Positions are not taken on the basis of price level nor are positions liquidated solely on the basis of prices.

     Commodity Allocation - This program is devoted to commodities only and does not trade any financial instruments. Presently, there are a maximum of twenty commodities which can make up a portfolio. The unique features of this program are a periodically rebalanced portfolio based on certain portfolio constraints such as acceptable risk levels and desired returns. The program uses much less leverage compared to the futures programs.

          With respect to each of the trading programs, there are no restrictions on the type of commodities or currencies, or markets, on which Mr. Tamiso may trade. Mr. Tamiso may trade futures contracts on domestic or foreign commodity exchanges and engage in all types of commodity and currency transactions. Each futures program may trade contracts that are listed on exchanges in the USA, Canada, England, Australia, France, Japan, Malaysia.

          THERE CAN BE NO ASSURANCE THAT ANY METHOD USED BY MR. TAMISO IN ASSISTING HIM IN MAKING INVESTMENT DECISIONS WILL RESULT IN A PROFIT OR GAIN TO THE CLIENT. THE METHODS USED BY MR. TAMISO ARE NOT UNIQUE AND ARE SIMILAR TO THOSE METHODS USED BY OTHER PERSONS.

Principal Risk Factors

          The trading programs employed by Mr. Tamiso entail certain risks. The following brief statement of the principal risks cannot, of course, disclose all of the risks and other significant aspects of the commodity and currency markets. A Client should carefully study not only this Disclosure Document, but commodity and currency trading, before making a decision to invest in a trading program.

          The principal risks involved in the trading programs are as follows:

          General Economic Conditions - The success of any investment activity is necessarily affected to some extent by general economic conditions at the time. In recent periods, interest rates charged by banks and other lending institutions and paid by U.S. government agencies and instrumentalities have fluctuated greatly. When interest rates change rapidly, spreads in prices of commodities and currencies may widen and markets may become more volatile and, in some cases, less liquid. Government actions have a profound effect on interest rates which, in turn, affect the prices of commodities and currencies in the markets in which the trading programs plan to invest. In addition, a variety of other factors which are inherently difficult to predict, such as domestic and international political developments, the U.S. budget deficit, governmental trade and fiscal policies, the sudden collapse of the securities markets, patterns of trade and war or other military conflict can also have significant effects on such markets. In a generally unsettled economic situation or a continuation of recent unprecedented conditions in the credit markets, a trading program may be unable to carry out its investment objectives in the manner contemplated, or may incur substantial losses in doing so.

          Volatility - Commodities and currency prices are highly volatile. Their price movements are influenced by, among other things, changing supply and demand relationships, governmental agriculture, trade, fiscal and monetary programs and policies, national and international political and economic developments, and many unforseen events. Investments in commodities and currencies are not always profitable.

          Margin and Leverage - Commodity futures contracts are customarily bought and sold on margins which range upward from as little as less than one percent of the purchase price of the contract being traded. Because of these low margins, price fluctuations occurring in commodity futures markets may create profits and losses which are greater than are customary in other forms of investment or speculation. Margin is the minimum amount of funds which must be deposited by the commodity futures trader with his commodity broker in order to initiate futures trading or to maintain his open positions in futures contracts. A margin deposit is not a partial payment, as it is in connection with the trading of securities, but is like a cash performance bond; it helps assure the trader's performance of the commodity futures contract. Since the margin deposit is not a partial payment of the purchase price, the trader does not pay interest to his broker on a remaining balance. The minimum amount of margin required in regard to a particular futures contract is set from time to time by the exchange upon which such commodity futures contract is traded and may be modified from time to time by the exchange during the term of the contract.

          When the market value of a particular open commodity futures position changes to a point where the margin on deposit does not satisfy the maintenance margin requirements, a margin call will be made by the trader's broker. If the margin call is not met within a reasonable time, the broker is required to close out the trader's position. Margin requirements are computed each day by the trader's commodity broker. The Client will be responsible for meeting any margin calls. While Mr. Tamiso attempts to hedge the risk involved in trading commodities, there can be no assurance that the margin on deposit will be sufficient to satisfy any losses realized from such trading. A CLIENT COULD LOSE AN AMOUNT IN EXCESS OF HIS INVESTMENT.

          Possible Effects of Speculative Position and Trading Limits - Most commodity exchanges limit fluctuations in commodity futures contract prices during a single trading day. These regulations specify what are commonly referred to as "daily price limits". The daily price limits establish the maximum amount the price of a futures contract may vary, either up or down, from the previous day's settlement price during a particular daily trading session. Once the daily limit has been reached in a particular commodity, no trades may be made at a price beyond the limit. Positions in the commodity then can be taken or liquidated on that day only if traders are willing to effect trades at or within the limit. Because the "daily limit" rule only deals with price movement for a particular trading day it affords protection only against substantial losses which may occur during that particular trading day. It does not afford any protection to the commodity futures trader for a longer term since it is possible for commodity futures prices to move the daily limit for several consecutive trading days with little or no trading taking place, thus preventing prompt liquidation of futures contracts and subjecting the commodity futures trader to substantial losses. Certain commodities and the spot month delivery option of most commodities do not have "daily limits" and Mr. Tamiso will, at times, carry positions in such markets. Such markets have the potential for unlimited price movements which may be exacerbated when distant delivery options have moved their maximum permissible amount. Trading in the spot month may also subject a client to the potential risk of physical delivery of the particular commodity. While Mr. Tamiso will take reasonable precautions against such an occurrence and Mr. Tamiso and his Clients have never been subject to the delivery process, no guarantee can be given that such an event will not occur in the future. The CFTC and the exchanges have also established speculative position limits on the maximum net long and net short position which any person may hold or control in particular commodities. Positions held by accounts managed or controlled by Mr. Tamiso may be aggregated for purposes of such limits. To the extent that positions taken by such accounts in accordance with Mr. Tamiso's trading method would cause such limits to be exceeded, Mr. Tamiso may be required to alter his trading instructions for certain accounts. This would result in a reduction of the aggregate contracts controlled by Mr. Tamiso in the specific commodity. This reduction in aggregate positions may be to the detriment of an account holder. Mr. Tamiso is potentially subject to a conflict among the interests of all the accounts he advises which are competing for a portion of the limited number of contracts.

          Concentrated Trading - From time to time Mr. Tamiso may direct trading for a program that concentrates the program's positions in a relatively small number of types of commodity interests. Consequently, the program may not maintain a variety of diverse positions and the program's positions might not be diversified as those of other programs, may of which impose limits on the percentage of program's assets that may be deposited as margin for a commodity interest or group of commodity interests. There is no restriction on the amount of assets that may be invested in any one commodity. Concentration of trading in a relatively small number of types of commodity interests may subject the program's trading to relatively greater volatility in its performance.

          Contracts on Foreign Exchanges - A program may engage in the trading of contracts on foreign exchanges, which are not regulated by the CFTC. In addition, contracts traded on foreign exchanges are typically denominated in the local currency, which introduces an additional price variable not applicable to contracts traded on domestic exchanges. Therefore, unless the program hedges itself against fluctuations in exchange rates between the U.S. dollar and the currencies in which trading is done on such foreign exchanges, any profits which the program might realize in such trading could be eliminated by adverse changes in exchange rates or the program could incur losses as a result of any such changes. Some foreign exchanges, in contrast to exchanges in the United States, are "principals' markets" similar to the forward markets, in which responsibility for performance is only that of the individual member with whom a trader has entered into a transaction, and not of an exchange or exchange clearing house. In some cases, a broker with which the program enters into a transaction may in effect take the opposite side of trades made for the program. In the past, some members of the London Metal Exchange's market in tin failed to perform their obligations under outstanding tin contracts. A prolonged suspension of trading resulted. Some traders may suffer substantial losses due to such failures. Because foreign exchanges generally lack a clearinghouse system such as that utilized by exchanges in the United States, such market disruptions may be more likely to occur on foreign exchanges.

          Possible Effects of Trend-Following Technical Systems - In general, Mr. Tamiso uses a trend-following system based on mathematical analysis of certain technical and fundamental data regarding past market performance. These trend-following systems only take into account fundamental external factors to a limited extent. Rather, technical trading systems are generally based largely upon a study of the markets, primarily daily, weekly and monthly price fluctuations, changes in open interest and market volatility utilizing charts and/or computers.
Thus, technical systems may be unable to respond to fundamental causative events until after their impact has ceased to influence the market.

          The profitability of any technical trading system depends upon major price moves or trends in some commodities which can be interpreted by the system as price trends sufficient to dictate an entry or exit decision. In the past there have been periods when no commodity has experienced any major price movements or when price movements have been erratic or ill-defined, and such periods are likely to recur in the future. Technical trading systems will not be profitable if there are no trends of the kind such systems seek to follow. Any factor which would make it more difficult to execute trades at a system's signal prices, such as a significant lessening of liquidity in a particular market, would also be detrimental to profitability. Trend-following technical systems may produce profitable results for a period of time, after which further application of the system to the technical input data fails to detect correctly any future price movements. For this reason, commodity trading managers utilizing such systems may modify and alter their system on a periodic basis. Such systems may also be modified and altered for application to accounts of different sizes.

          The use of technical trading systems by professional trading managers has been increasing as a proportion of overall volume of the markets as a whole, and for certain commodities in particular. This could result in several commodity trading managers attempting simultaneously (because of the availability of the same current market information) to initiate or liquidate substantial positions in any market at or about the same time as Mr. Tamiso, or otherwise cause an alteration of historical trading patterns or affect the execution of trades to the significant detriment of a program.

          In addition to the increased use of trend-following systems in the commodity markets, there have recently developed types of traders acquiring significant positions whose trading methods frequently result in all such traders ordering similar trades at substantially the same time. For example, "portfolio insurers" often hedge accounts consisting of a diversified portfolio of securities by selling stock index futures short after a certain percentage decline in the stock market has occurred; conversely, when the stock market has risen by a certain percentage the "portfolio insurers" may begin purchasing futures to offset the short positions previously acquired. A second type of trader, often referred to as "program traders" who arbitrage between the "cash" and futures markets, will tend, as a group, to buy stock index futures when the futures are priced at a discount to the "cash" markets and to sell stock index futures when the reverse is the case. The effect of such similar trading by large position traders on the future success of the trading approach to be used by Mr. Tamiso for a program cannot be predicted.

          Failure of the Clearing Broker - Under the Commodity Exchange Act, futures commission merchants are required to maintain customers' assets, such as the program's funds, in a segregated account. If a futures commission merchant acting as a clearing broker fails to do so, the program may be subject to a risk of loss of its funds on deposit with the clearing broker in the event of the clearing broker's bankruptcy. In addition, under certain circumstances, such as the inability of another customer of the clearing broker or the clearing broker itself to satisfy substantial deficiencies in such customer's account, the program may be subject to a risk of loss of its funds on deposit with the clearing broker. In the case of any such bankruptcy or customer loss, the program might recover, even in respect of property specifically traceable to the program, only a pro rata share of all property available for distribution to the clearing broker's customers.

          Counterparty Risk - The InterBank Currency Program will engage, and certain of the other programs may engage, from time to time, in the trading of forward contracts on foreign currencies.
Forward contracts are not traded on exchanges. Rather, Mr. Tamiso may contract with a bank or its futures commission merchant to act as agent or as principal in order to make or take future delivery of a specified lot of a particular currency for the program's account. Although Mr. Tamiso does not believe that the foreign currency market is necessarily more volatile than other commodity markets, such forward trading may involve less protection against defaults than trading on exchanges. There are generally no margin requirements with respect to the trading of forward contracts on foreign currencies and there is generally no limitation on price moves. The InterBank Currency Program (and any other program engaging in these trades) is subject to the risk of bank failure or inability or refusal to perform with respect to such contracts. The failure of a bank with which Mr. Tamiso or his futures commission merchant has contracted would likely result in a default, thereby depriving the program of unrealized profits or forcing the program to cover its commitments for resale, if any, at the then market price. Banks are not required to continue to make markets in currencies. There have been periods during which certain banks have refused to quote prices for forward contracts on foreign currencies or have quoted prices with an unusually wide spread between the price at which the bank is prepared to buy and that at which it is prepared to sell. In addition, credit controls imposed by governmental authorities might limit forward trading to less than that which Mr. Tamiso would otherwise direct for the program. Due to the foregoing factors and the absence of current CFTC regulation, the trading of forward contracts on foreign currencies may thus involve greater risks than those accompanying trading of futures contracts on exchanges.

Conflicts of Interest

          The following inherent or potential conflicts of interest should be considered by Clients:

          1. The CFTC and the exchanges have established speculative position limits on the maximum net long and net short position which any person may hold or control in particular commodities. Positions held by accounts managed or controlled by Mr. Tamiso may be aggregated for purposes of such limits. To the extent that positions taken by such accounts in accordance with Mr. Tamiso's trading method would cause such limits to be exceeded, Mr. Tamiso may be required to alter his trading instructions for certain accounts. This would result in a reduction of the aggregate contracts controlled by Mr. Tamiso in the specific commodity. This reduction in aggregate positions may be to the detriment of an account holder. Mr. Tamiso is potentially subject to a conflict among the interests of all the accounts he advises which are competing for a portion of the limited number of contracts. Furthermore, a potential conflict of interest exists between the individual Client's interest in maintaining a larger position in a specific commodity and Mr. Tamiso's interest in maintaining a small position in an individual Client's account in order to also provide positions in the specific commodity to other accounts under management of Mr. Tamiso.

          2. Mr. Tamiso is presently a commodity trading advisor to two commodity pools (Lexford Partners and Camelon Partners) and advises other accounts from time to time. Mr. Tamiso may advise other commodity pools or accounts in the future. The other pools and accounts advised by Mr. Tamiso will be in competition for Mr. Tamiso's services and possibly for the same investment opportunities.

          3. Mr. Tamiso may receive concessions (such as free publications, research services, computer facilities, etc.) from the futures commissions merchant through which an account is traded. However, Mr. Tamiso is not presently receiving any concessions from any futures commission merchant.

          4. Some of the trading positions taken by Mr. Tamiso for an account will be identical to trading positions taken by Mr.
Tamiso on behalf of himself and other pools and accounts managed by him. Therefore trading orders for the account of a Client, at times, may be "bunched" with orders placed by Mr. Tamiso for himself and the other pools and accounts which he manages. In that event, Mr. Tamiso will elect, in his sole and absolute discretion, in what manner orders are allocated. Moreover, given the trading philosophy and objectives of the various accounts and pools advised by Mr. Tamiso it is possible that Mr. Tamiso may be buying (or selling) a particular commodity interest for himself or for an account or pool which he advises while at the same time Mr. Tamiso may be selling (or buying) the same commodity interest for himself or for an account or pool which he advises.

Trading Performance

     Mr. Tamiso is the general partner of two commodity pools -- Lexford Partners and Camelon Partners. Mr. Tamiso is also the general partner of Kintyre Partners, a limited partnership which limits its activities solely to trading in the inter-bank currency market. The performance record of these pools and the other accounts managed by Mr. Tamiso, grouped according to the trading program or programs in which they participate, is set forth on the attached Exhibits.

Investment Requirements and Fees

          In making this investment and executing the Management Agreement accompanying this Disclosure Document, a potential Client is representing to Mr. Tamiso that, among other things (l) he is aware of the possibility that he MAY LOSE AN AMOUNT IN EXCESS OF HIS INVESTMENT AND THAT MR. TAMISO CANNOT GIVE ANY ASSURANCES AS TO THE POTENTIAL EXTENT OF HIS LOSS, (2) the account to be opened by such Client will be opened for such Client's own account for the purpose of commodity futures speculation and not with a view to the subdivision, resale, distribution or other disposition thereof, and (3) such Client will not sell or otherwise dispose of any part of such interest. A Client may terminate the services of Mr. Tamiso at any time by delivering a written notification to Mr. Tamiso of such termination. THE AGREEMENT
AND THE SERVICES OF MR. TAMISO MAY BE TERMINATED ONLY BY SUCH
WRITTEN NOTICE.

          The Management Agreement between the Client and Mr. Tamiso provides that Mr. Tamiso shall not be liable to the Client as a result of services rendered by him under the Agreement, except by reason of his gross negligence, or for not having acted in the reasonable belief that his actions were in, or were not opposed to, the best interest of the Client. The Management Agreement furthermore provides that the Client will indemnify Mr. Tamiso for all liability incurred by him as a result of services rendered under the Agreement, provided that there has been no judicial determination that such liability was the result of Mr. Tamiso's gross negligence and, provided further, the conduct which was the basis for such liability was done in a reasonable belief that it was in, or not opposed to, the best interest of the Client.

          Mr. Tamiso charges a management fee of up to four (4%) percent based on the net value of the assets under management and an incentive fee of up to twenty-five (25%) based on cumulative performance.
These fees are payable monthly or quarterly as agreed upon between Mr. Tamiso and the client. Mr. Tamiso reserves the right to negotiate different fees with different clients. These fees may be based on such factors as the type of client, size of the account, degrees of leverage used and other factors deemed relevant by Mr. Tamiso. Certain clients, at Mr. Tamiso's discretion, may pay reduced fees or may not be required to pay any fees. The applicable management fee and incentive fee to be charged by Mr. Tamiso is agreed upon in advance by Mr. Tamiso and the Client and is set forth in the management agreement.

          The management fee is equal to the applicable percent of the net asset value of the funds in the trading account as of the first day of the month or quarter (or the first day that trading commences when an account is initially opened). The management fee is payable in advance on the first day of each month or quarter (or the first day that trading commences when an account is initially opened) and the futures commission merchant is directed by Client to make payments of this fee directly to Mr. Tamiso. In the event that an account is closed during any month or quarter, the fee shall be pro-rated based upon the number of days that the services of Mr. Tamiso are utilized during such month or quarter, with any amount owing to Client to be promptly rebated to him. Net asset value will be determined in accordance with generally accepted accounting principles, consistently applied, as applied to commodity trading advisors and commodity pool operators. A Client should be aware that net asset value will include unrealized profits and losses from commodity positions held by the account.

          The incentive management fee is equal to the applicable percent of the New Net Profits and, if payable, is payable ten (10) days after the end of each calendar quarter. New Net Profits are calculated at the end of each quarter or on termination of Mr, Tamiso's services, and consist of the increase, if any, in the Cumulative Performance to Date over the highest Cumulative Performance to Date achieved at the end of a previous quarter. Cumulative Performance to Date is measured from the date the account commenced trading or the first day of the calendar quarter immediately following the last calendar quarter with respect to which an incentive fee was paid to Mr. Tamiso, whichever is later, and is the sum of the trading gains and losses of the account on a gross basis (including currently outstanding unrealized gain or loss) plus interest income and minus brokerage commissions (including brokerage commissions necessary to close open commodity positions) and other expenses. Cumulative Performance to Date is not reduced or increased by additions to the account or withdrawals from the account. Cumulative Performance to Date is also reduced by the management fees paid to Mr.

Tamiso. If subsequent losses are incurred, the quarterly incentive fee will not be rebated, but no incentive fee will be charged thereafter until New Net Profits have been achieved in the account.

                                   EXHIBIT "C"

Trading Limitations

         The Partnership will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Partnership's commodities positions or obtaining lines of credit for the trading of forward contracts; provided, however, that the Partnership is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates or give-ups to be received by the General Partner or its affiliates, or permit the General Partner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Partnership; (v) commingle its assets, except as permitted by law; or
(vi) permit the churning of its commodity accounts.

         The Partnership will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

         Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Partnership, which currently are as follows:

              (1) Partnership funds will generally be invested in futures, forward and option contracts which are traded in sufficient volume to permit taking and liquidating positions.

              (2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

              (3) The Partnership generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

              (4) The Partnership may occasionally make or accept delivery of a commodity, including, without limitation, currencies.

              (5) The Partnership will, from time to time, employ trading techniques such as spreads, straddles and conversions.

(Exhibit "C" - cont'd)

              (6) The Advisor will not initiate open positions which would result in net long or short positions requiring margin or premium for outstanding positions in excess of 15% of the Partnership's Net Asset Value allocated to the Advisor for any one commodity, or in excess of 66 % of the Partnership's Net Asset Value allocated to the Advisor for all commodities combined.

              (7) To the extent the Partnership engages in transactions in foreign currency forward contracts other than with or through Prudential Securities or its affiliates, the Partnership will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.

         The General Partner will be responsible for the management of non-commodities assets, with the assistance of Prudential Securities or other affiliates. At least 75% of the Partnership's Net Asset Value will be maintained in interest-bearing U.S. Treasury obligations (primarily U.S. Treasury bills), a significant portion of which will be utilized for margin purposes (to the extent practicable) for the Partnership's commodities positions. All interest earned on such funds will be paid to the Partnership. The balance of the Partnership's Net Asset Value will be held in cash (to avoid the daily buying and selling of interest-bearing obligations and to pay ongoing expenses).

                                       -2-